VESTAL & WILER
CERTIFIED PUBLIC ACCOUNTANTS

Vestal & Wiler, CPA's

We consent to the inclusion of our Independent Auditors' Report, dated September 16, 2019, on the financial statements of In-O-Vate Technologies, Inc. as of and for the year ended December 31, 2018, in the Form 8-K/A securities filing of Continental Materials Corporation.

Certified Public Accountants

September 16, 2019

201 EAST PINE STREET, SUITE 801 • ORLANDO, FLORIDA 32801 • (407) 843-4433 • FAX (407) 841-6694
www.vestal-wiler.com